Exhibit 10.3
MEMORANDUM OF LEASE AGREEMENT made effective the 1st day of December, 2005.
BETWEEN:
THE WESTAIM CORPORATION
(hereinafter referred to as the “Lessor”)
- and -
NUCRYST PHARMACEUTICALS CORP.
(hereinafter referred to as the “Lessee”)
GRANT OF LEASE
     IN CONSIDERATION of the rents, covenants and agreements hereinafter reserved and contained, the following constitutes a lease between the Parties of the Leased Premises in the Buildings located on the Lands, on the terms and subject to the covenants and agreements of the Parties hereinafter set out.
ARTICLE 1 — INTENT OF LEASE
1.1	It is the intent of this Lease and agreed to by both Parties that all and every cost, expense, rate, tax or charge in any way related to the Leased Premises and to Lessee’s share of Operating Costs (all as hereinafter defined) will be borne by Lessee without any variation, set-off, or deduction whatsoever, except as herein expressly set out to the contrary.
ARTICLE 2 — BASIC TERMS, SCHEDULES AND DEFINITIONS
2.1	Basic Terms

(a)	(i)	Lessor:

The Westaim Corporation

	(ii)	Address of Lessor:

The Westaim Corporation 10102-114 Street Fort Saskatchewan, Alberta Canada T8L 3W4

Attention: Legal Services Fax: 780-992-5301

With a copy to:

The Westaim Corporation

1010, 144-4th Avenue S.W. Calgary, Alberta T2P 3N4

Attention: Chief Financial Officer Fax: 403-237-8181

(b)	(i)	Lessee:

Nucryst Pharmaceuticals Corp.

	(ii)	Address of Lessee:

Nucryst Pharmaceuticals Corp. 10102—114 Street Fort Saskatchewan, Alberta Canada T8L 3W4

`		Attention: Vice-President Operations Fax: 780-992-5501

With a copy to:

Nucryst Pharmaceuticals Corp. Suite B, 50 Audubon Road Wakefield, Massachusetts 01880

Attention: President Attention: Vice-President Finance and Administration Fax: 781-246-6012
(c)	Leased Premises: approximately 4,504 square feet of space in the Building, as shown shaded in green on Schedule “A”

(d)	Address of Leased Premises:
10102-114 Street,
Fort Saskatchewan, Alberta
T8L 3W4
(e)	(i)	Term: shall be thirteen months (13) months commencing on December 1,2005 and ending on December 31, 2006.

	(ii)	Commencement Date: December 1, 2005.
(f)	Basic Rent: $22,520 per annum (calculated based on $5.00 per square foot of Floor Area of the Leased Premises per annum), to be paid in advance in equal monthly installments on the first day of each month.

(g)	Lands: lands legally described as Lot 49 Block 1 Plan 042 4648.

     The foregoing Basic Terms are hereby approved by the Parties and each reference in this Lease to any of the Basic Terms shall be construed to include the provisions set forth above as well as all of the additional terms and conditions of the applicable sections of this Lease where such Basic Terms are more fully set forth.
2.2	Schedules
     All schedules to this Lease are incorporated into and form an integral part of this Lease. The schedules are as follows:

Schedule “A”	Diagrams showing the Leased Premises
Schedule “B”	Diagrams showing Building and Complex Common Facilities
Schedule “C”	Definitions
2.3	Definitions
     In this Lease, the words, phrases and expressions set forth in Schedule “C” are used with the meanings defined therein. The definitions contained in Schedule “C” are not exhaustive of the defined terms or expressions used in this Lease and other terms or expressions may be defined throughout this Agreement.
ARTICLE 3 — GRANT OF LEASE
3.1	Demise
     The Lessor, being registered and beneficial owner of the Lands as legally described in Section 2.1(g) and the Building, subject, however, to such mortgages and encumbrances as are registered against title thereto as of the date hereof, does hereby lease to the Lessee, the Leased Premises for the Term and upon and subject to the covenants and conditions hereinafter expressed.
ARTICLE 4 — TERM, COMMENCEMENT TERM
     The Term of this Lease shall be for the period set out in Section 2.1(e)(i), beginning on the Commencement Date set out in Section 2.1(e)(ii).
4.1	Overholding
     If the Lessee remains in possession of the Leased Premises after the expiration or termination of the Term (or any renewal or extension thereof) without objection by the Lessor and without any written agreement otherwise providing, then the Lessee shall be deemed to be a tenant from month to month, except that the monthly payments of Basic Rent shall be equal to one hundred and twenty (120%) percent of the monthly Basic Rent payable immediately prior to expiration or termination, and subject otherwise to all of the provisions of this Lease which shall be read with such changes as are appropriate to a monthly tenancy. This provision shall not authorize the Lessee to so overhold where the Lessor has objected to such overholding or has required the Lessee to vacate the Leased Premises.

4.2	Surrender on Termination
     Upon the expiration of the Term or sooner termination of this Lease pursuant to any provision hereof, the Lessee:
(a)	shall vacate and surrender up to the Lessor the Leased Premises in accordance with all the requirements of this Lease;

(b)	may remove all tenant’s fixtures installed on the Leased Premises which the Lessor has expressly agreed in writing may be removed upon termination together with such unattached equipment, unattached furnishings and unattached contents which are the personal property of the Lessee (and not otherwise), and shall in any event remove any permitted identification signs or fixtures and such tenant’s fixtures, equipment, furnishings and contents and also all leasehold improvements installed by the Lessee if and to the extent required to do so by the Lessor, and shall pay to the Lessor on demand the cost of removal of any permitted identification signs or fixtures and all tenant’s fixtures, furnishings, contents and leasehold improvements which the Lessee shall have failed to remove in accordance with any requirements of the Lessor or before the expiration or sooner termination of this Lease, and the Lessee shall make good all damage to the Leased Premises and to any heating, ventilating, air conditioning and utility systems serving the Leased Premises caused by the removal thereof and failing which shall pay to the Lessor all cost and expense incurred by the Lessor in making good such damage or restoration; and

(c)	shall leave the Leased Premises in such a state of repair and condition as shall comply in all respects with the provisions of this Lease, subject to reasonable wear and tear.
4.2	Option to Roll Leased Premises into Pre-existing Lease
     Provided that the Lessee is not in default under this Lease or the Pre-existing Lease at the time it gives notice to the Lessor hereunder, the Lessor will, at the expiration of the Term, pursuant to a request in writing by the Lessee delivered to the Lessor at least sixty (60) days prior to the expiration of the Term, grant to the Lessee the option to include the Leased Premises in the remaining term of the Pre-existing Lease, effective on the expiration of the Term of this Lease. Upon exercise of this option, by notice as aforesaid, all terms and provisions of the Pre-existing Lease, including any rights of renewal contained therein, will apply mutatis mutandis to the Leased Premises and the Lessor and Lessee will execute an amending agreement amending the Pre-existing Lease as required to include the Leased Premises under the terms of the Pre-existing Lease at the rental rates applicable thereunder. For greater certainty, the amending agreement will amend the definition of the Leased Premises in the Pre-existing Lease to increase the square footage of the R&D AIMS I Building by 4,504 square feet, and will address all other consequential amendments including, without limitation, amending the basic rent under the Pre-existing Lease to reflect the increased square footage associated with the addition of the Lease Premises and replacing the existing Schedule A-1 with a new Schedule A-1 that reflects the addition of the Leased Premises hereunder to the diagram of the Leased Premises in the Pre-existing Lease.

ARTICLE 5 — RENT
5.1	Basic Rent
     The Lessee shall pay to the Lessor yearly and every year during the Term, the total of Basic Rent in lawful money of Canada in the sum of $22,520.00 payable by equal monthly installments in the sum of $1,876.66 each, commencing on the Commencement Date and payable on the first day of each and every month thereafter during the Term herein granted. For certainty and clarification, the total amount of Basic Rent is calculated as follows: the sum of $22,520.00 per annum ($1,876.66 per month) which is calculated at the rate of $5.00 per square foot of the Floor Area of 4,504 square feet of the Leased Premises.
5.2	Additional Rent
     The Lessee shall pay to the Lessor in addition to Basic Rent, all other amounts which shall become due and payable from time to time under any provision of this Lease (including without limitation amounts which become due and payable pursuant to Article 12), and each of which amounts so payable shall be deemed to be rent, recoverable as such, and when in default all remedies of the Lessor for non-payment of rent shall be applicable thereto. Such amounts are referred to herein as Additional Rent.
5.3	Pro Rata Adjustment of Rent
     All rent shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate rent for irregular periods of less than one (1) year or one (1) month, as the case may be, an appropriate pro rata adjustment shall be made in order to calculate rent for such irregular period.
5.4	Manner and Place of Payment
     All rents, including Basic Rent and Additional Rent, payable by the Lessee to the Lessor under this Lease and all other payments of whatsoever nature required or contemplated by this Lease to be paid by the Lessee to the Lessor shall be:
(a)	paid to the Lessor by the Lessee in Canadian dollars;

(b)	paid to the Lessor at the address noted in Section 2.1(a)(ii), or such other places as the Lessor may designate in writing from time to time;

(c)	made when due hereunder, without prior demand thereof and without any setoff, compensation or deduction whatsoever;

(d)	applied towards amounts then outstanding hereunder in such manner as the Lessor may, in its discretion, see fit, and without restricting the generality of the foregoing, the acceptance by the Lessor of any amount less than the full amount which is due and owing by the Lessee shall not constitute an accord and satisfaction or otherwise oblige the Lessor to accept in full settlement, anything less than the full amount owing and outstanding at any time;

(e)	deemed to be rent, in partial consideration for which this Lease has been entered into, and shall be payable and recoverable as rent, such that the Lessor shall have all rights and remedies against the Lessee for default in making any such payment which may not be expressly said to be rent as the Lessor has for default in payment in rent.
5.5	Interest on Arrears
     Whenever the Lessee shall fail to pay any rent or other amount owing to the Lessor under this Lease or any instalment thereof when due, or shall pay an amount which is thereafter determined, estimated or found to be less than the amount properly due, the Lessee shall pay interest at a rate of eighteen (18%) percent per annum, compounded monthly on the unpaid amount of deficiency, from the date it was properly due until paid.
ARTICLE 6 — GENERAL COVENANTS
6.1	Covenants of the Lessor
     The Lessor covenants with the Lessee for quiet enjoyment of the Leased Premises and the rights appurtenant thereto, subject to the provisions of this Lease, and to observe and perform all the covenants and provisions of this Lease on its part to be observed and performed.
6.2	Covenants of the Lessee
     The Lessee covenants with the Lessor to pay rent, and to observe and perform all the covenants and provisions of this Lease on its part to be observed and performed.
ARTICLE 7 — USE
7.1	Permitted Uses
     The Lessee shall use the Leased Premises for general office use, but for no other purpose without the prior written consent of the Lessor. All uses and activities shall be carried on exclusively in the Building and there shall be no external uses, activities or impact on the outside of the Building or any of the yards or lands located in the vicinity thereof.
7.2	Compliance with Laws, Policies and Regulations
     The Lessee shall carry on and conduct its business from the Leased Premises in such manner as to comply in all material respects with any and all applicable statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority for the time being in force and to comply with any and all safety and security policies, rules and regulations as may affect the Leased Premises from time to time as required by the Lessor, and shall not do anything upon the Leased Premises in contravention thereof.
7.3	Nuisance
     The Lessee shall not do or permit to be done or omitted anything which could damage the Building or the Lands other than normal wear and tear or which shall or might result in any nuisance in or about the Leased Premises, whether to the Lessor or to any other party, the whole as determined by the Lessor acting reasonably. In any of the foregoing events, the Lessee shall forthwith remedy the same and if such thing or condition shall not be so remedied, the Lessor may, after such notice, if any, as the Lessor may deem appropriate in the circumstances, correct such situation at the expense of the Lessee and the Lessee shall pay such expense to the Lessor as Additional Rent.
ARTICLE 8 — COMMON FACILITIES
8.1	Right of Use of Common Facilities
     Subject to all the terms of this Lease, the Lessee shall have, in connection with the Leased Premises and the business required to be carried on therein, the right and license to use during business hours for itself and its employees and persons having business with it and in connection with such business the non-exclusive right to use the Common Facilities in common with all others entitled thereto for their appropriate and intended purposes in each case.
8.2	Restrictions on Use of Common Facilities
     The Common Facilities and the right to the use thereof extended to the Lessee under Section 8.1 shall be subject to the following:
(a)	Such right of use shall not extend to parts of the Common Facilities from time to time allocated by the Lessor for other use or to other parties, whether temporary or permanent, such as storage areas or areas containing utility or mechanical systems. Without limitation, the Lessor may restrict or rescind entirely the Lessee’s right to use the Complex Common Facilities; provided that the Lessor shall use reasonable commercial efforts to minimize any interference with the Lessee’s use of the Leased Premises.

(b)	The Common Facilities shall at all times be under the exclusive control and management of the Lessor.

(c)	The Lessor shall have the right to alter or relocate the Common Facilities or any parts thereof, and to interfere with the use of any portions thereof as may be necessary and reasonable during the making of alterations, reconstructions or repairs to any portion of the Building and Lands; provided that the Lessor shall use reasonable commercial efforts to minimize any interference with the Lessee’s use of the Leased Premises.

(d)	The Lessee shall not park and shall use its reasonable efforts to prevent its employees from parking any vehicles in the parking areas or facilities except in such parts as may be allocated from time to time by the Lessor for the use of tenants and their employees, and shall co-operate with the Lessor as may be required to effectively control parking.
ARTICLE 9 — REPAIRS, MAINTENANCE AND ALTERATIONS
9.1	Lessor’s Obligation to Repair And Maintain
     The Lessor shall at all times during the Term keep or cause to be kept in good repair, order and condition:

(a)	the portions of the Building which are structural in nature, being responsible only for effecting Structural Repairs to the Building, including, but not limited to, repairing the foundations, exterior weather walls, structural portions of roofs, structural portions of bearing walls and structural columns and beams;

(b)	all heating, ventilating, air conditioning and utility systems serving the Leased Premises, excluding all gas and utility systems which exclusively serve the Lessee or the Leased Premises;

(c)	the Common Facilities and all elevators, stairways, and washrooms located within the Leased Premises;

(d)	all security and emergency alarm systems serving the Leased Premises;

(e)	subject to Section 9.6, all damage to the Lands and Building which is covered or required to be covered by any insurance required to be effected by the Lessor; and

(f)	the landscaped areas and all driveways, sidewalks, and parking areas located on the Lands including, without limitation, removal of snow and ice as and when reasonably required having regard to weather conditions.
     The Lessor shall supply janitorial services for the Leased Premises, consistent with the standard of high quality premises of similar use and shall maintain the exterior of the Building including, without limitation, outside window washing.
9.2	Lessee’s Obligations to Repair and Maintain
     The Lessee shall at all times during the Term at its own cost and expense:
(a)	keep in good repair, order and condition, consistent with the standard of premises of similar use, the Leased Premises which exclusively serve the Lessee or the Leased Premises or exclusively support the Lessee’s equipment or use, and all improvements, fixtures and furnishings therein of every nature or kind and whether or not furnished or installed by the Lessor or the Lessee, but with the exception only of reasonable wear and tear and those repairs in and to the Leased Premises which are expressly the obligation of the Lessor pursuant to Section 9.1;

(b)	immediately before the termination of the Term and subject to the provisions of Section 4.3(b), clean the Leased Premises and leave the Leased Premises in a broom clean state and shall not leave upon the Leased Premises any refuse, garbage or waste materials;

(c)	The Lessee, its employees or agents shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or ironwork without the written approval of the Lessor.

9.3	Additional Provisions Respecting Repair
     The Lessee agrees with the Lessor as follows:
(a)	The Lessor and its employees or agents shall be entitled at all reasonable times during normal business hours and at any times in the case of any real or apprehended emergency, to enter and examine the state of maintenance and repair of the Leased Premises and to do such acts or things as may be necessary or advisable to prevent or abate damage or injury to the Leased Premises;

(b)	The Lessee shall give prompt written notice to the Lessor of the existence of any condition, including any need for repair, within the Leased Premises which might cause any damage or injury or is a hazard to any portion of the Leased Premises, and of any need for repair, which is the Lessor’s obligation under Section 9.1;

(c)	The Lessee shall be liable for all destruction or damage of property of the Lessor or others caused by any defect, failure or want of repair of anything for the condition and repair of which the Lessee is responsible under Section 9.2;

(d)	If the Lessee fails to repair promptly as required in this Article, the Lessor may make such repair on the Lessee’s behalf, and all reasonable expenses incurred by the Lessor in so doing plus eighteen (18%) percent shall be reimbursed to it by the Lessee on demand; provided that except in cases of real or apprehended emergency or where any destruction, damage, risk or material inconvenience affecting any part of the Leased Premises exists or might ensue failing an immediate repair, the Lessor shall first give written notice to the Lessee to so repair;

(e)	Should the Lessor deem it necessary to supervise any repairs by the Lessee, or should any damage be caused in the course of such repairs or the Lessor otherwise be put to any expense in connection with such repairs, the Lessee shall upon demand reimburse to the Lessor all reasonable expenses incurred by the Lessor in connection therewith.
In the event that there is any damage or destruction to any of the items which are the Lessor’s obligation under section 9.1, and such damage or destruction results in any emergency condition or imminent danger to life or property, then the Lessee shall be entitled to perform such remedial repairs as may be reasonably necessary to alleviate the emergency condition or imminent danger, provided always that the Lessee shall make bona fide efforts to advise the Lessor of the emergency condition or imminent danger and obtain its consent before the performance of such remedial repairs. In the event that the Lessee is unable to contact the Lessor to obtain its consent, it shall be entitled to proceed with such remedial repairs as are reasonable in the circumstances to rectify the emergency condition or imminent danger, but shall forthwith provide notice to the Lessor of such emergency condition or imminent danger and such remedial repairs. In the event that the Lessee has undertaken any such remedial repairs, it shall submit invoices (with all supporting documentation, including copies of all third party invoices) for all reasonable costs incurred for such remedial repairs relating to those items which are the Lessor’s responsibility immediately upon the same being incurred and the Lessor shall make payment of such costs within thirty days from receipt.

9.4	Lessee’s Alterations
     The Lessee may at any time and from time to time at its own expense make and build such changes, alterations, renovations, improvements and additions to the Leased Premises for the purposes of its business, provided however that no change, alterations, renovation, improvement or addition shall be made without the Lessee first having obtained the Lessor’s prior written approval which shall not be unreasonably delayed or withheld if the proposed change, alterations, renovation, improvement or addition is in keeping with the standards of quality and design from time to time established by the Lessor for the Building. All work performed in the Leased Premises will accord with all applicable bylaws and other legal requirements. All changes, alterations, renovations, improvements and additions to the Leased Premises, whether made pursuant to this Section 9.4 or otherwise, shall be and become the property of the Lessor as provided herein but subject to the rights and obligations of the Lessee respecting the removal thereof as provided in Section 4.2. The Lessee will so conduct all changes, alterations and improvements so as to prevent any lien attaching to the Building or the Lands and in this respect shall comply with all provisions of this Lease. In the conduct of such work, and except as expressly permitted by the Lessor, the Lessee shall not interfere with or cut into any structure, exterior walls, structural floors or ceilings or any heating, ventilating, air conditioning or other utility system.
9.5	Governmental Orders and Regulations and Insurer’s Requirements
     The Lessee shall at all times keep the Leased Premises in accordance with the laws, directions, rules and regulations and bylaws of every governmental authority having jurisdiction and in accordance with the requirements of the insurers of the Building or the Lessee’s insurers, and shall not commit, suffer or permit any act or omission which shall cause any breach thereof. If any such insurers or any such laws, directions, rules, regulations or bylaws require any changes in the Leased Premises by reason of the Lessee’s conduct of business in or use of the Leased Premises, the Lessee shall perform such changes at its own expense but subject to the approval of the Lessor. The foregoing obligation of the Lessee shall not apply to changes which are the responsibility of the Lessor under Section 9.1.
9.6	Termination on Destruction or Damage
(a)	If and whenever the Leased Premises shall be destroyed or damaged (including without limitation, smoke and water damage) by any casualty required to be insured against by the Lessor or otherwise insured against by the Lessor, and if as a result of such occurrence:
(i)	the Leased Premises are rendered untenantable in part, this Lease shall continue in full force and effect and the Lessor shall, subject to Section 9.6(b) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises, and if the damage is such that the portion of the Leased Premises rendered untenantable is not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess of ten (10) days, rent shall abate proportionately to the portion of the Leased Premises rendered untenantable from the date of such damage or destruction until the Lessor’s repairs have been completed;

(ii)	the Leased Premises are rendered wholly untenantable for a period in excess of ten (10) days, this Lease shall continue in full force and effect and the Lessor shall, subject to Section 9.6(b) hereof, commence diligently to repair, restore or rebuild the Leased Premise and rent shall abate entirely from the date of such damage or destruction and until the Lessor’s repairs have been completed;

(iii)	the Leased Premises are not rendered untenantable in whole of in part, this Lease shall continue in full force and effect, the rent and other amounts payable by the Lessee shall not terminate, be reduced or abate and the Lessor shall, subject to Section 9.6(b) hereof, commence diligently to repair, restore, or rebuild the Leased Premises.
(b)	Notwithstanding anything contained in Section 9.6(a), if and whenever:
(i)	the Leased Premises are damaged or destroyed by any cause to such an extent that in the Lessor’s reasonable opinion the Leased Premises shall not be capable, with due diligence, of being repaired, restored or rebuilt in a period of one hundred and eighty (180) days after the happening of such destruction or damage; or

(ii)	the Building shall be destroyed or damaged by any cause to such an extent that in the Lessor’s reasonable opinion either it shall not be capable, with due diligence, of being repaired, restored or rebuilt within a period of one hundred and eighty (180) days after the happening of such destruction or damage, or the estimated cost of repairing, restoring or rebuilding it will exceed the proceeds of insurance available to the Lessor for the purpose;
then the Lessor or the Lessee may at its option terminate this Lease upon thirty (30) days written notice to the other party, to be given within sixty (60) days after the happening of such destruction or damage, and in such event the Lessee shall on or before the expiry of such period of thirty (30) days surrender the Leased Premises and this Lease to the Lessor and rent and all other amounts due or becoming due hereunder shall be apportioned and paid to the date of such damage or destruction.
ARTICLE 10 — TAXES
10.1	Property Taxes Payable by Lessor
     The Lessor shall promptly pay or cause to be paid when due to the municipality or other taxing authorities having jurisdiction all Property Taxes relating to the Leased Premises, subject to its right of postponement as provided in Section 10.3.
10.2	Business Taxes Payable by Lessee
     The Lessee shall promptly pay when due to the municipality or taxing authorities having jurisdiction all business taxes imposed in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof, including by the Lessee, subtenants, licensees, concessionaires or other occupants of the Leased Premises.

10.3	Payment of Taxes
     The Lessor may postpone payment of any Property Taxes on the Leased Premises payable by it pursuant to Section 10.1, and the Lessee may postpone payment of any business taxes payable by it pursuant to Section 10.2, in each case to the extent permitted by law and if prosecuting in good faith any appeal against the imposition thereof, but provided that in the case of a postponement by the Lessee which involves any risk of the Leased Premises or any part thereof or the Lessor becoming liable to assessment, prosecution, fine or other liability, the Lessee shall have given security in a form and of an amount satisfactory to the Lessor in respect of such liability and such undertakings as the Lessor may reasonably require to ensure payment thereof.
10.4	Sales Taxes
     Notwithstanding any other provisions of this Lease to the contrary, the Lessee covenants to pay the Lessor an amount equal to any and all Sales Taxes imposed on or required to be paid or collected by the Lessor, it being the intention of the Parties that the Lessor shall be fully reimbursed by the Lessee with respect to any and all Sales Taxes. The amount of such Sales Taxes so payable by the Lessee shall be calculated by the Lessor in accordance with the applicable legislation and shall be paid to the Lessor at the same time as the amounts to which such Sales Taxes apply are payable by the Lessor.
ARTICLE 11 — HEATING, VENTILATING AND AIR CONDITIONING & UTILITIES
11.1	Lessor’s Covenants
     The Lessor agrees with the Lessee that:
(a)	the Lessor shall supply utilities (including electricity and domestic running water) to the Leased Premises but only to the extent that such utilities are currently provided to the Leased Premises and the Common Facilities and are not now, or in the future, capable of being metered separately;

(b)	the Lessor shall operate all the heating, ventilating and air conditioning equipment of the Leased Premises in such manner and as may be necessary to maintain comfortable conditions therein to the extent reasonably possible; and

(c)	there are appropriate ducts in the Leased Premises for telephone and telecommunication systems.
11.2	Utilities
     The Lessee agrees to pay all rates, charges, costs and expenses for electricity, gas, water, telephone charges and other utility services used by the Lessee to the extent separately metered to the Leased Premises, either now or in the future. The Lessee shall not impose a load upon electrical or other services greater than a normal prudent user of such services engaged in the business of the Lessee.

ARTICLE 12 — OPERATING COSTS
12.1	Lessee’s Payment of Operating Cost
     The Lessee shall pay to the Lessor in the manner provided in Section 12.2, for each fiscal period adopted by the Lessor for the operation of the Building and the Lands any part of which is within the Term, the Lessee’s Proportionate Share of the Operating Costs attributable to such fiscal period. Where the whole of any fiscal period is not included within the Term the appropriate allocation of Operating Costs for such fiscal period shall be made. Operating Costs shall mean all of the Lessor’s outlays, costs, charges and expenses associated with the operation, supervision, maintenance, administration, management and repair of the Building and Lands of any kind or nature whatsoever and howsoever arising, and shall include, without limitation or duplication:
(a)	such of the following costs and expenses incurred or facilities supplied which are attributable to the maintenance, repair, supervision, policing, security, inspection, operation, administration and management of the Building and the Lands: the cost of lighting, heating, ventilating, air-conditioning and supplying water, natural gas and other utilities; Environmental Costs; cleaning or janitorial services; snow and ice removal; striping and repairing parking areas; supervising, policing and security; painting; planting and landscaping; maintenance, repairs and replacements to the apparatus for heating, ventilating and air-conditioning installed in the Building; operating and maintaining the garbage compaction equipment; repairs and replacements to the Leased Premises, other than Structural Repairs, business taxes, place of business taxes and any other taxes levied in respect of or fairly attributable to the Building; Property Taxes; costs of appeals against assessments for Property Taxes; insurance premiums; supplies; all office expenses and Leased Premises personnel wages; employee benefits and payroll expenses; and

(b)	other reasonable costs and expenses not otherwise expressly included hereunder attributable to the maintenance, repair, supervision, policing, security, inspection, operation, administration and management of the Building and the Lands.
There shall be excluded from Operating Costs without duplication:
(i)	periodic depreciation on the capital cost to the Lessor of the Building at the time that the Building was first constructed;

(ii)	payments of principal and interest under any mortgages on the Building;

(iii)	capital taxes and corporate income, profits or excess profit taxes assessed upon the income of the Lessor;

(iv)	the costs of repair of damage against which Lessor has insured or is required to insure hereunder;

(v)	the cost for Structural Repairs;

(vi)	leasing commissions, general corporate overhead and administrative surcharges incurred by the Lessor.

12.2	Payment and Adjustment of Operating Costs
(a)	Prior to the Commencement Date and prior to the commencement of each fiscal period adopted by the Lessor for the operation of the Building and the Lands which commences thereafter during the Term, or in each case as soon after the commencement of such fiscal period as possible, the Lessor shall furnish to the Lessee an estimate of Operating Costs for such fiscal period and the amount thereof payable and contributable by the Lessee calculated in accordance with Section 12.1.
The Lessee shall pay to the Lessor on account of its obligations under Section 12.1 the amount so estimated to be payable in equal monthly instalments throughout such fiscal period on each date for payment of an instalment of Basic Rent pursuant to Section 5.1.
(b)	Within one hundred and twenty (120) days after the end of such fiscal period the Lessor shall furnish to the Lessee a statement of the Lessor’s actual Operating Costs during such fiscal period (or if applicable broken portion thereof) and the amount thereof payable by the Lessee pursuant to Section 12.1, and showing in reasonable detail the information relevant and necessary to the calculation and determination thereof. If such amount is greater or less than the payments on account thereof made pursuant to Section 12.2(a), appropriate adjustments will be made between the Lessor and the Lessee within fifteen (15) days after delivery of such statement. Neither party may claim a re-adjustment after the expiration of one year from the delivery of such statement. The Lessor shall maintain full records of all Operating Costs and will make them available for review and inspection by the Lessee or its agents upon reasonable prior notice to the Lessor. In the event of any dispute between the Lessor and the Lessee relating to Operating Costs, the parties shall use reasonable commercial efforts to resolve the dispute within a reasonable period of time, failing which the matter shall be settled by arbitration in accordance with the Arbitration Act.

(c)	If any of the Operating Costs (e.g. Property Taxes, insurance premiums) are not separately metered, assessed or levied in respect of the Building or any other buildings located in the vicinity of the Lands, then the Lessor may make a reasonable allocation of such Operating Costs between the Building and such other buildings.
ARTICLE 13 — INSURANCE
13.1	Lessor’s Insurance
     The Lessor shall throughout the Term take out, provide, maintain and keep in force or cause to be provided and kept in force:
(a)	fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) or alternatively at Lessor’s option, all risk insurance in respect of the buildings and fixed improvements in the Building in an amount equal to the full replacement cost thereof without deduction for depreciation, but excluding tenant’s fixtures and (except to the extent that the Lessor elects to insure them) leasehold improvements installed or constructed by tenants including the Lessee;
(b)	if any boiler or pressure vessel is operated by parties other than the Lessee in the Leased Premises, boiler and pressure vessel insurance with respect thereto;

(c)	comprehensive general business liability insurance with respect to the operation of the Building for personal injury or death and damage to property of others;

(d)	loss of rental income insurance;

(e)	such other types of insurance as the Lessor, acting reasonably, considers that it is prudent to carry.
Insurance effected by the Lessor under this Section 13.1 shall be with insurers duly licensed to transact insurance in Alberta, shall be in such reasonable amounts and on such terms and conditions as would be carried by a prudent owner on a reasonably similar commercial building, having regard to size, age, use and location, and shall be without subrogation against the Lessee and those for whom it is responsible in law. The Lessor shall provide evidence satisfactory to the Lessee of all policies of insurance which the Lessor has placed on the Lands and the Building upon the Lessee’s request.
13.2	Lessee’s Insurance
     The Lessee shall throughout the Term take out, provide, maintain and keep in force:
(a)	fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) in respect of the Lessee’s fixtures, furniture, equipment, inventory and stock in trade, the Lessee’s leasehold improvements to the extent that the Lessor has not elected to insure them pursuant to Section 13.1, and such other property in or forming part of the Leased Premises (not being property which the Lessor is bound to insure pursuant to Section 13.1) as the Lessor may from time to time require;

(b)	if any boiler or pressure vessel is operated by the Lessee in the Leased Premises, boiler and pressure vessel insurance with respect thereto;

(c)	business interruption and business loss insurance;

(d)	commercial general liability insurance applying to all operations of the Lessee and against claims for bodily injury, including death, property damage or loss arising out of the use or occupation of the Leased Premises, or the Lessee’s business on or about the Leased Premises.
Insurance effected by the Lessee under this Section 13.2 shall be with insurers duly licensed to transact insurance in Alberta, shall be in amounts and on terms and conditions which are satisfactory to the Lessor, acting reasonably (and in the case of insurance under Section 13.2(a) and 13.2(b) shall be on a full replacement cost basis and in the case of insurance under Section

13.2(d) shall have limits not less than eight million dollars ($8,000,000.00) in respect of any one accident or occurrence), and shall be without subrogation against the Lessor and those for whom it is responsible in law. At the request of the Lessor the Lessee shall file with the Lessor such copies of current policies or certificates or other proofs as may be required to establish the Lessee’s insurance coverage in effect from time to time and the payment of premiums thereon, and if the Lessee fails to insure or pay premiums or to file satisfactory proof thereof as so required, the Lessor may without notice to the Lessee effect such insurance and recover any premiums paid therefor from the Lessee on demand.
13.3	Increases in Rates
     The Lessee shall not do or omit or permit to be done or omitted upon the Leased Premises anything which shall cause any rate of insurance upon the Building or any part thereof to be increased or cause insurance to the cancelled. If any such rate of insurance shall be increased as aforesaid, the Lessee shall pay to the Lessor an amount of increase as Additional Rent. If any insurance policy upon the Building or any part thereof is cancelled or threatened to be cancelled by reason of the use or occupancy by the Lessee or any act or omission as aforesaid, the Lessee shall forthwith remedy or rectify such use, occupation, act or omission upon being requested to do so by the Lessor, and if the Lessee fails to remedy or rectify, the Lessor may at its option terminate this Lease forthwith and the Lessee shall immediately deliver up possession of the Leased Premises to the Lessor.
ARTICLE 14 — ASSIGNMENT, SUBLETTING, SALE OR MORTGAGE
14.1	Assignment and Subletting
(a)	The Lessee shall not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, nor grant any license or part with possession of the Leased Premises or transfer any other right or interest under this Lease, without the prior written consent of the Lessor in each instance, which consent shall not be unreasonably withheld so long as the proposed assignment or sublease complies with the provisions of this Article.

(b)	Notwithstanding any assignment or sublease, the Lessee shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

(c)	If the Lease is assigned or if the Leased Premises or any part thereof are sublet or occupied by anyone other than the Lessee, the Lessor may collect rent directly from the assignee, subtenant or occupant, and apply the net amount collected, or the necessary portion thereof, to the rent herein reserved.

(d)	No assignment or sublease shall be made or proposed other than to responsible persons, firms, partnerships or bodies corporate who are experienced in and agree to carry on the type of business conducted in the Leased Premises by the Lessee, and who undertake in favour of the Lessor to perform and observe the obligations of the Lessee hereunder by entering into an assumption agreement directly with the Lessor.

(e)	The consent by the Lessor to any assignment or sublease shall not constitute a waiver of the necessity of such consent to any subsequent assignment or sublease.
14.2	Bulk Sale
     No bulk sale of the goods and assets of the Lessee may take place without first obtaining the written consent of the Lessor, which consent shall not be unreasonably withheld so long as the Lessee and the purchaser are able to provide the Lessor with assurances, in a form satisfactory to the Lessor, that the Lessee’s obligations hereunder will continue to be performed and respected, in the manner satisfactory to the Lessor, after completion of the said bulk sale.
14.3	Subordination and Attornment
(a)	This Lease and the Lessee’s rights hereunder shall automatically be subordinate to any mortgage or mortgages, or encumbrance resulting from any other method of financing or refinancing, now or hereafter in force against the Lands or any part thereof, as now or hereafter constituted, and to all advances made or hereafter to be-made upon the security hereof; and, upon the request of the Lessor, the Lessee shall execute such documentation as may be required by the Lessor in order to confirm and evidence such subordination; provided that the form of any such subordination will provide that the rights of the Lessee under this Lease shall not be interfered with so long as the Tenant is not in default hereunder.

(b)	The Lessee shall, in the event any proceedings are brought, whether in foreclosure or by way of the exercise of the power of sale or otherwise, under any mortgage or other method of financing or refinancing made by the Lessor in respect of the Lands, attorn to the encumbrancer upon any such foreclosure or sale and recognize such encumbrancer as the Lessor under this Lease, should such encumbrancer so elect and require.

(c)	The Lessor shall use reasonable efforts to ensure that no subordination or attornment as required by this Article shall have the effect of disturbing the Lessee’s occupation and possession of the Leased Premises, provided that the Lessee is not in default hereunder and complies with all of the covenants, terms and conditions hereof.
14.4	Estoppel Certificate, Acknowledgment
(a)	Whenever requested by the Lessor, a mortgagee or an encumbrance holder or other third party having any interest in the Lands, the Lessee shall within ten (10) days of the request execute and deliver an Estoppel Certificate or other form of certified acknowledgment as to the Commencement Date, the status and the validity of this Lease, the state of the rental account hereunder, any incurred defaults on the part of the Lessor alleged by the Lessee, and such other information as may reasonably be required, including, if requested, a copy of the Lessee’s most recent audited financial statements.

(b)	Lessee’s failure to deliver such certificate or acknowledgment within the time provided shall constitute default hereunder and shall be conclusive against the Lessee that the information set out in the certificate or acknowledgment which the

Lessee was requested to execute is as set out in such certificate or acknowledgment.
14.5	Sale by Lessor
     In the event of a sale by the Lessor of any portion or all its interest in the Lands, the Lessor shall thereafter be entirely relieved of the performance of all terms, covenants and obligations thereafter to be performed by the Lessor under this Lease, to the extent of the interest or portion so sold or transferred and it shall be deemed and construed without further agreement between the parties that the purchaser or transferee, as the case may be, has assumed and agreed to carry out any and all covenants of the Lessor hereunder.
14.6	Financial Information
     The Lessee shall, annually, within one hundred twenty days of the end of its fiscal year, provide the Lessor with audited financial statements of the Lessee or any indemnifier or guarantor of this Lease, as the Lessor or any Mortgagee of the Lands may require.
ARTICLE 15 — INDEMNITY, LIENS
15.1	Lessee’s Indemnity
     Except as provided in Section 15.5 (a), the Lessee shall at all times during the Term, indemnify and save harmless the Lessor of and from all loss and damage and all actions, claims, costs, (including solicitor and his own client costs on a full indemnity basis), demands, expenses, fines, liabilities and suits of any nature whatsoever for which the Lessor shall or may become liable, incur or suffer by reason of a breach, violation or non-performance by the Lessee of any covenant, term or provision hereof or by reason of any builders’ or other liens for any work done or materials provided or services rendered for alterations, improvements or repairs to the Leased Premises, made by or on behalf of the Lessee, or by reason of any injury occasioned to or suffered by any person or damage to any property, by reason of any wrongful act or omission, default or negligence on the part of the Lessee or any of its agents, concessionaires, contractors, customers, employees, invitees or licensees in or about the Lands.
15.2	Personal Injury and Property Damage
     The Lessor shall not be liable or responsible for:
(a)	any personal injury or consequential damage of any nature whatsoever, however caused, that may be suffered or sustained by the Lessee or by any other person who may be upon the Leased Premises; or

(b)	any loss or damage of any nature whatsoever, howsoever caused, to the Leased Premises, any property belonging to the Lessee or to any other person while such property is in or about the Leased Premises;
except to the extent any such death, injury, loss or damage results or arises from any wrongful act or omission, default or negligence on the part of the Lessor or any or its agents, servants, invitees, contractors, employees or other persons for whom it may in law be responsible and provided that in no event shall the Lessor be responsible for any loss, injury or damage to property as contemplated by Section 15.5(b).
15.3	Liens
     The Lessee shall, immediately upon demand by the Lessor, remove or cause to be removed, and thereafter institute and diligently prosecute any action pertinent thereto, any builders’ or other lien or claim of lien noted or filed against or otherwise constituting an encumbrance on any title of the Lessor. Without limiting the foregoing obligations of the Lessee, the Lessor may cause the same to be removed, in which case the Lessee shall pay to the Lessor as Additional Rent the cost thereof, including the Lessor’s complete legal costs.
15.4	Lessor’s Indemnity
     Except as provided in Section 15.5 (b), the Lessor shall at all times during the Term, indemnify and save harmless the Lessee of and from all loss and damage and all actions, claims, costs (including solicitor and his own client costs on a full indemnity basis), demands, expenses, fines, liabilities and suits of any nature whatsoever for which the Lessee shall or may become liable, incur or suffer by reason of a breach, violation or non-performance by the Lessor of any covenant, term, or provision hereof or by reason of any injury occasioned to or suffered by the Lessee by reason of any wrongful act or omission, default or negligence on the part of the Lessor or its agents, servants, invitees, contractors or employees in or about the Lands.
15.5	Limitations of Liability
(a)	The Lessee shall not be liable to the Lessor in respect of any loss, injury or damage against which the Lessor has insured or is required to insure under Section 13.1 (a), (b) or (d); and

(b)	The Lessor shall not be liable to the Lessee in respect of any loss, injury or damage to property against which the Lessee has insured or is required to insure under Section 13.2(a), (b) or (c) or in respect of any loss, injury or damage to property that arises as a result of any act, omission by any tenant or occupant of the Lands or any adjacent lands and any of their respective agents, servants, invitees, contractors or employees.
ARTICLE 16 — DEFAULT, REMEDIES, TERMINATION
16.1	Default
     If and whenever:
(a)	the Lessee shall be in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part thereof, and such default shall continue for three (3) days following any specific due date on which the Lessee is to make such payment or, in the absence of such specific due date, for the three (3) days following written notice by the Lessor requiring the Lessee to pay the same; or

(b)	the Lessee’s leasehold interest hereunder, or any goods, chattels or, equipment of the Lessee located in the Leased Premises shall be taken or seized in execution or attachment, or if any writ of execution shall issue against the Lessee and not be discharged within twenty-one (21) days of its issuance, or the Lessee shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any Act that may be in force for bankrupt or insolvent debtors or become involved involuntary or involuntary winding up, dissolution or liquidation proceedings, or if a receiver or receiver and manager shall be appointed for the affairs, business, property or revenues of the Lessee; or

(c)	the Lessee shall fail to commence, diligently pursue and complete the Lessee’s work to be performed pursuant to any agreement to lease pertaining to the Leased Premises or other agreement signed by the parties or fail to open for business when required by the provisions of this Lease, or vacate or abandon the Leased Premises or fail or cease to operate pursuant to the provisions of this Lease or otherwise cease to conduct business from the Leased Premises, or use or permit or suffer the use of the Leased Premises for any purposes other than as allowed pursuant to this Lease, or fail to remedy or rectify any act or omission hereunder, or if the Lessee should move or commence, attempt or threaten to move its goods, chattels and equipment out of the Leased Premises other than in the routine and ordinary course of its business; or

(d)	the Lessee or any agent of the Lessee falsifies any report or statement required to be furnished to the Lessor or anyone else pursuant to this Lease; or

(e)	the Lessee makes a sale in bulk of any of its assets, wherever situated (other than a bulk sale made to an Assignee or Sublessee pursuant to a permitted assignment or subletting hereunder and pursuant to the Bulk Sales Act of Alberta); or

(f)	the Lessee abandons or attempts to abandon the Leased Premises, or sells or disposes of the trade fixtures, goods or chattels of the Lessee or removes them from the Leased Premises so that there would not in the event of such sale or disposal be sufficient trade fixtures, goods or chattels of the Lessee on the Leased Premises subject to distress to satisfy all rent due or accruing hereunder for a period of at least three (3) months; or

(g)	the Leased Premises become and remain vacant for a period of five (5) consecutive days or are used by any persons other than such as are entitled to use them hereunder; or

(h)	the Lessee assigns, transfers, encumbers, sublets or permits the occupation or use or the parting with or sharing possession of all or any part of the Leased Premises by anyone except in a manner permitted by this Lease; or

(i)	re-entry is permitted under any other term of this Lease; or

(j)	the Lessee shall not observe, perform and keep each and every of the covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed, performed and kept by the Lessee and shall persist in such default, in the case of monetary payments, beyond the ten (10) day period stipulated in paragraph (a) — aforesaid or, in the case of any other default, after ten (10) days following written notice from the Lessor requiring that the Lessee remedy, correct or comply or, in the case of any such default which would reasonably require more than ten(10) days to rectify, unless the Lessee shall commence rectification within the said ten (10) day notice period and thereafter promptly and diligently and continuously proceed with the rectification of any such default;
then, and in each of such cases, and at the option of the Lessor and in addition to any other rights or remedies the Lessor may have pursuant to this Lease or at law, the Lessor may, immediately re-enter upon the Leased Premises and may expel all occupants thereof and remove all property from the Leased Premises and such property may be removed and sold or disposed of by the Lessor in such manner as it deems advisable, including by private sale, or may be stored in a public warehouse or elsewhere at the cost and for the account of the Lessee, all without service of notice or resort to legal process and without the Lessor being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. If the Lessor elects to re-enter the Leased Premises as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as are necessary in order to relet the Leased Premises, or any part thereof, for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Lessor in its sole discretion considers advisable.
16.2	Lessor may Perform
     If the Lessee shall fail to observe, perform or keep any of the provisions of this Lease to be observed, performed and kept by the Lessee, the Lessor may, but shall not be obliged to, at its discretion and without prejudice to any other right, claim or action it may have, rectify the default of the Lessee, whether or not performance by the Lessor on behalf of the Lessee is otherwise expressly referred to in the applicable Section of this Lease. For such purpose the Lessor may make any payment or do or cause to be done such things as may be required including, without limiting the generality of the foregoing, entry upon the Leased Premises. Any such performance by or at the behest of the Lessor shall be at the expense of the Lessee and the Lessee shall pay to the Lessor as Additional Rent the cost thereof.
16.3	Distress
     If and whenever the Lessee shall be in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part thereof, the Lessor may, without notice or any form of legal process whatever, enter upon the Leased Premises and seize, remove and sell by judicial or formal process or by private sale the Lessee’s goods, chattels and equipment therefrom or seize, remove and sell, by judicial or formal process or by private sale, any goods, chattels and equipment at any place to which the Lessee or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Leased Premises, all notwithstanding any rule of law or equity to the contrary, and the Lessee hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Lessor’s right of distress or sale.

16.4 Costs and Interest
     All costs, expenses and expenditures of the Lessor, incurred upon any default by the Lessee hereunder, including, without limitation, the legal costs incurred by the Lessor on an indemnification basis as between solicitor and his own client shall, forthwith on demand, be paid by the Lessee to the Lessor as Additional Rent. All rent and other sums due to the Lessor pursuant to the terms of this Lease shall be paid by the Lessee promptly when due, and if not so paid, shall bear interest from their respective due dates at the rate of eighteen (18%) per cent per annum, both before and after default, demand and judgment.
16.5 Vacate Upon Termination, Survival
     At the termination of this Lease, whether by affluxion of time or otherwise, the Lessee shall vacate and deliver up possession of the Leased Premises in the same state and condition as they were in upon delivery of possession to the Lessee, subject to the exceptions from the Lessee’s obligation to repair and subject to the Lessee’s rights and obligations in respect of removal and the Lessee shall thereupon surrender all keys to the Leased Premises to the Lessor at the place then fixed for payment of rent and shall inform the Lessor of all combinations on locks, safes and vaults, if any, in the Leased Premises. The indemnity agreements contained in this Lease shall survive the termination of this Lease.
16.6 Additional Rights on Re-Entry
     If the Lessor shall re-enter the Leased Premises or terminate this Lease, then:
(a)	notwithstanding any such re-entry, termination, or the Term thereby becoming forfeited and void, the provisions of this Lease relating to the consequences of termination shall survive;

(b)	the Lessor may use such force as it may deem necessary for the purpose of gaining admittance to and retaking possession of the Leased Premises and the Lessee hereby releases the Lessor from all actions, proceedings, claims and demands whatsoever for or in respect of any such forcible entry or any loss or damage in connection therewith or consequential thereupon;

(c)	the Lessor may relet the Leased Premises or any part thereof for a term or terms which may be less or greater than the balance of the Term and may grant reasonable concessions in connection therewith; and

(d)	the Lessee shall pay to the Lessor on demand:
(i)	rent and all other amounts payable hereunder up to the time of re-entry or to termination, whichever shall be the later; and

(ii)	such reasonable expenses as the Lessor may incur or has incurred in connection with the re-entering, terminating, reletting, collecting sums due or payable by the Lessee, realizing upon assets seized, including without limitation brokerage, legal fees and disbursements on an indemnification basis as between a solicitor and his own client, and the expenses of keeping the Leased Premises in good order, repairing the same and preparing them for reletting; and

(iii)	at the Lessor’s option, either of the following:(A)as liquidated damages for the loss of refit and other income of the Lessor expected to be derived from the lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, the greater of:
(1)	an amount determined by reducing to present worth at an assumed interest rate of eighteen (18%) per cent per annum all Basic Rent and Additional Rent to become payable during the period which would have constituted the unexpired portion of the Term, such determination to be made by the Lessor, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of fact as may be reasonable in the circumstances; and

(2)	an amount equal to accelerated Basic Rent and Additional Rent for a period of six (6) months; or
(iv)	damages on the footing of a present recovery of damages for loss of benefit of the Lease over its unexpired Term, without any requirement in law or in equity imposed upon the Lessor to notify the Lessee prior to, concurrently with, or at any time following the exercise of the option of the Lessor to terminate this Lease that the Lessor intends to claim such damages from the Lessee.
16.7 No Waiver
     No provision of this Lease shall be deemed to have been waived by the Lessor unless a written waiver from the Lessor has first been obtained and, without limiting the generality of the foregoing, no acceptance of rent subsequent to any default and no condoning, excusing or overlooking by the Lessor on previous occasions of any default nor any earlier written waiver shall be taken to operate as a waiver by the Lessor or in any way to defeat or affect the rights and remedies of the Lessor.
16.8 Remedies Cumulative
     No reference to or exercise of any specific right or remedy by the Lessor shall prejudice or preclude the Lessor from any other remedy, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but the Lessor may from time to time exercise any one (1) or more of such remedies independently or in combination. Without limiting the generality of the foregoing, the Lessor shall be entitled to commence and maintain an action against the Lessee to collect any rent not paid when due, without exercising the option to terminate this Lease.

16.9 Failure to Pay
     Should the Lessee fail to make any payment required by the Lessee pursuant to this Lease, the Lessor may, without prejudice to any other right or remedy of the Lessor, pay all or part of such required payment without prior notice to the Lessee and recover such payment from the Lessee as Additional Rent.
16.10 Lien on Trade Fixtures
     If the Lessee at any time while in possession of the Leased Premises during the Term or otherwise, is in default under any covenant or obligation contained in this Lease, the Lessor has a paramount lien and charge on all stock-in-trade, inventory, fixtures, equipment, chattels and facilities of the Lessee as security against loss or damage resulting from any such default by the Lessee and the said stock-in-trade, inventory, fixtures, equipment, chattels or facilities shall not be removed by the Lessee until such default is cured, unless otherwise permitted in writing by the Lessor and such lien and charge is hereby granted by the Lessee in favour of the Lessor. The provisions of this Article and the lien and charge hereby conferred shall survive expiration of the Term or earlier termination of this Lease.
ARTICLE 17 — ENVIRONMENTAL
17.1 Definitions
(a)	“Contaminant” includes but is not limited to, any pollutants, dangerous substances, liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances and contaminants including any of the foregoing as defined in any Environmental Law;

(b)	“Environment” means the components of the earth and includes:
(i)	air, land and water;

(ii)	all layers of the atmosphere;

(iii)	all organic or inorganic matter and living organisms; and

(iv)	the interacting natural systems that include components referred to in Sections 17.1(b)(i) to 17.1(b)(iii);
(c)	“Environmental Activity” means any activities, events or circumstances in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the Environment;

(d)	“Environmental Authority” means any international, federal, provincial or municipal ministry, department or agency which enforces Environmental Laws;

(e)	“Environmental Damage” means any direct or indirect damage from any Environmental Activity which violates any Environmental Law;

(f)	“Environmental Law” means any and all current and future applicable international, federal, provincial or municipal laws, by-laws, statutes, regulations, orders or judgments, relating to the environment, occupational health and safety, or any Environmental Activity;

(g)	“Order” means any claim, action, investigation, lien, prosecution, notice, work order, control order, stop order or directive, written or oral, issued, pending or threatened from any third party, court or Environmental Authority;

(h)	“Release” includes, but is not limited to, spill, discharge, dispose of, spray, inject, inoculate, abandon, deposit, leak, seep, pour, emit, empty, throw, dump, place and exhaust and any definition of Release in any future applicable Environmental Law.
17.2 Lessee’s Covenants
     The Lessee covenants and agrees with the Lessor:
(a)	To comply with all Environmental Laws existing now or in the future and/or any environmental permits held by the Lessee relating to its activities in the Leased Premises during the Term and to report to the Lessor immediately:
(i)	Any material Release of any Contaminant on the Leased Premises, the Building or the Lands during the Term by the Lessee or as a result of the Lessee’s use or occupancy of the Leased Premises;

(ii)	Any regulatory action or proposed action by an Environmental Authority in connection with the Leased Premises or any activity conducted on the Leased Premises during the Term. The Lessee shall provide the Lessor with copies of any Orders, reports or other communications received by the Lessee or any agent of the Lessee from any Environmental Authority with respect to the Leased Premises forthwith upon receipt. The Lessee shall, concurrently, provide the Lessor with copies of any communications submitted to any Environmental Authority with respect to the Leased Premises by or on behalf of the Lessee;

(iii)	Any violation of Environmental Law as a result of activities conducted on the Leased Premises during the Term or any breach of any of the covenants contained herein;
(b)	To immediately take all remedial action required by any Order in the event of a violation of any Environmental Law as a result of activities conducted on the Leased Premises or the Release of a Contaminant on the Leased Premises during the Term, and to forthwith advise the Lessor in writing of such violation and of the remedial action being taken in respect thereof;

(c)	To maintain the Leased Premises and Environmental Activity to at least the standards required by Environmental Laws relating to the industrial use and nature of the business conducted on the Leased Premises, as regulated and interpreted by any relevant Environmental Authority.
17.3 Indemnity
     The Lessee hereby indemnifies and saves harmless the Lessor and its directors, officers, employees and agents of and from all claims, demands, actions, causes of action, costs, expenses, losses, judgments, damages, liabilities, assessments, fines, penalties, obligations (including remediation obligations) and reasonable professional advisor fees on a solicitor and client basis which the Lessor and its directors, officers, employees and agents shall or may become liable, incur or suffer by reason of any Environmental Damage to the Leased Premises, the Building or the Lands or emanating from the Leased Premises, the Building or the Lands arising directly or indirectly as a consequence of the operations, activities or omissions during the Term of the Lessee or its employees, contractors, agents, invitees or others for whom the Lessee is responsible at law.
17.4 Survival of Environmental Covenants
     Notwithstanding the expiration or termination of this Lease, the agreements and covenants contained in Article 17 shall nonetheless survive the expiration or termination of this Lease and remain in full force and effect for the benefit of the Lessor.
17.5 Lessor’s Right to Remedy Default
     If the Lessee shall fail to observe, perform or keep any of the provisions of this Lease with respect to environmental issues, to be observed, performed and kept by the Lessee, the Lessor may, but shall not be obliged to, at its discretion and without prejudice to any other right, claim or action it may have, rectify the default of the Lessee, whether or not performance by the Lessor on behalf of the Lessee is otherwise expressly referred to in the applicable section of this Lease. For such purpose the Lessor may make any payment or do or cause to be done such things as may be required including, without limiting the generality of the foregoing, entry upon the Leased Premises. Any such performance by or at the behest of the Lessor shall be at the expense of the Lessee and the Lessee shall pay to the Lessor as Additional Rent the cost thereof.
ARTICLE 18 — INTERPRETATION AND MISCELLANEOUS
18.1 Further Documents and Assurances
     The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.
18.2 Collateral Representations and Agreements
     This Lease constitutes the entire agreement between the Lessor and Lessee pertaining to the Leased Premises, and may be amended only by an agreement in writing signed by the Lessor and the Lessee. The Lessee acknowledges that there are no collateral agreements or representations, warranties, promises, or inducements pertaining to the Leased Premises or this Lease not embodied herein.

18.3 Costs, Expenses and Expenditures
     All costs, expenses and expenditures of the Lessor, incurred upon or as a result (direct or indirect) of any default by the Lessee hereunder or in exercise or enforcement of any of the Lessor’s rights or remedies hereunder, including, without limitation, the legal costs incurred by the Lessor on a full indemnification basis as between solicitor and his own client shall, forthwith on demand, be paid by the Lessee to the Lessor as Additional Rent.
18.4 Time of the Essence
     Time shall be of the essence hereof.
18.5 Notices
     Any written notice provided for in this Lease shall be effectively given to the Lessor by registered mail addressed to or by delivery to the Lessor at address set out in Section 2.1(a)(ii) or at such other address as the Lessor may from time to time designate in writing, and given to the Lessee by registered mail addressed to or by delivery to the Lessee at the address set out in Section 2.1(b) or at such other address as the Lessee may from time to time designate in writing or at the Leased Premises, and every such notice shall be deemed to have been given three (3) business days after the day it was so mailed (unless mail service is then affected or likely to be affected prior to receipt by labour unrest or strike) or upon the day it was delivered.
18.6 Registration
     The Lessee may register this Lease by filing a caveat provided such caveat does not attach this Lease to it or incorporate this Lease into it and only recites the Parties to the Lease, the date of the Lease, the legal description of the Lands, and the Term of the Lease and any renewal options.
18.7 Legal Relationship
     The provision of this Lease for the payment by the Lessee of Additional Rent is a reservation of rent only, and neither such provision nor any other provision of this Lease is intended to create a joint venture or partnership or any other similar relationship between the Lessor and the Lessee, it being agreed that such relationship is that of lessor and lessee only.
18.8 Accord and Satisfaction
     No payment by the Lessee or receipt by the Lessor of a lesser amount than the payment of Basic Rent or Additional Rent or other payments herein stipulated shall be deemed to be other than on account of the earliest stipulated sum due, nor shall any endorsement or statement of any cheque or any letter accompanying any cheque or payment be deemed an accord and satisfaction, and the Lessor may accept such cheque or payment without prejudice to the Lessor’s right to recover the balance due or pursue any other remedy provided in this Lease.
18.9 Net Lease
     The Lessee acknowledges and agrees that this Lease shall be a net lease for the Lessor and that the Lessor shall not be responsible during the term hereof for any costs, charges,

expenses or outlays of any nature whatever arising from, or relating to, the Leased Premises or the Building or the contents thereof or the Lands, excepting only those for which the Lessor has covenanted hereunder to pay on its own account and the Lessor’s income taxes.
18.10 Interpretation
     This Lease shall be construed and governed by the laws of the Province of Alberta. Should any provision of this Lease be unenforceable or illegal it shall be considered separate and severable from the remaining provisions of this Lease, which shall remain in force and be binding as though the said provision has not been included. The headings of Articles set out in this Lease are for convenience of reference only, and shall not affect the interpretation thereof. All references to the Lessee shall be read with such changes in number and gender as may be appropriate, according to whether the Lessee is a male or female person or a corporation or partnership, and if more than one person constitutes the Lessee their covenants shall be deemed to be joint and several. The words “herein”, “hereunder”, and similar expressions used in any provision of this Lease relate to the whole of this Lease and not to such provisions only.
18.11 Enurement
     This Lease and everything herein contained shall, except where otherwise provided, be binding upon and enure to the benefit of the Parties and the successors and assigns of the Lessor, and the approved successors and permitted assigns of the Lessee.
18.12 Acceptance
     The Lessee hereby accepts this Lease of the Leased Premises, to be held by it as Lessee subject to the conditions, restrictions and covenants above set forth.
18.13 Counterpart Execution
     This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement.
     IN WITNESS WHEREOF the Lessor and the Lessee have properly executed this Lease on the 27 day of April, 2006 to be effective on the day and year first above written.

THE WESTAIM CORPORATION		NUCRYST PHARMACEUTICALS CORP.

Per:	/s/ Brian D. Heck	Per:	/s/ Douglas H. Murray

Per:	/s/ David C. McDowell	Per:	/s/ Carol L. Amelio

SCHEDULE “A” — LEASED PREMISES

MAIN FLOOR LAYOUT
LOBBY
LUNCH ROOM
3RD FLOOR LAYOUT

REVISIONS															
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					-	-			-					
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ISSUE	0	22DEC05		VS		-	-			-				
	NO	DATE	DESCRIPTION	DWN	CHK	-	-	PROJ	ENG	-	PROC	MECH	E/I	MAT'L

REFERENCE	
DRAWING NUMBER	TITLE

SCALE:

TITLE
NUCRYST PLANT
FACILITY
AREA (SQ FT) NUCRYST
WESTAIM PHASE 1, MAIN/3RD FLOOR

NUCRYST
NUCRYST PHARMACEUTICALS
FORT SASKATCHEWAN
ALBERTA, CANADA

PCR NO	DRAWING NUMBER	ISSUE
	SK-0095-2	0

SCHEDULE “B” — COMPLEX COMMON FACILITIES

MAIN FLOOR LAYOUT
LOBBY
LUNCH ROOM
4,631 SQ FT
3RD FLOOR LAYOUT

TITLE
NUCRYST PLANT
FACILITY
AREA (SQ FT) COMMON AREA
WESTAIM PHASE 1, MAIN/3RD FLOOR

NUCRYST

FOR NO.	DRAWING NUMBER	ISSUE
	SK-0095-1	0

SCALE:

NO.	DATE	DESCRIPTION

REFERENCES

DRAWING NUMBER	TITLE

SCHEDULE “C”
DEFINITIONS
     In this Lease, the following words, phrases and expressions are used with the meanings defined as follows:
(a)	“Agreement” or “Lease” means this Lease as the same may be amended from time to time in accordance with the terms hereof and the expressions “herein”, “hereof, “hereto”, “above”, “below” and similar expressions used in any paragraph, subparagraph, section or article of this Lease refer and relate to the whole of this Lease and not to that paragraph, subparagraph, section or article only, unless otherwise expressly provided.

(b)	“Additional Rent” means the Additional Rent payable by the Lessee to the Lessor pursuant to this Lease as provided for in Section 5.2 hereof.

(c)	“Arbitration Act” means the Arbitration Act (Alberta), and amendments thereto, or any like statute in effect from time to time.

(d)	“Basic Rent” means the rent set out in Section 2.1(f), as may be amended from time to time by the incorporation of Additional Space into the Leased Premises pursuant to the terms of this Lease. For greater certainty “Basic Rent” does not include any goods and services tax (G.S.T.) which is payable by the Lessee in addition to Basic Rent.

(e)	“Building” means the R&D/AIMS I Building including the Common Facilities, all as the same may be expanded or altered in accordance with this Lease from time to time.

(f)	“Commencement Date” means the date set out in Section 2.1 (e)(ii).

(g)	“Common Facilities” means the Complex Common Facilities and all lands, improvements, facilities, utilities, installations, and equipment forming part of the Building and the Lands other than parts of those lands, improvements, facilities, utilities, installations and equipment designated by the Lessor for leasing to tenants of the Building or for exclusive use by the Lessor or tenants.

(h)	“Complex Common Facilities” means the lunch room and lobby located adjacent to the Building on the Lands, all as shown shaded in yellow on Schedule “B”.

(i)	“Environmental Costs” shall mean any and all costs and expenses incurred by the Lessor associated with disposal of effluent from the Buildings and adjacent lands.

(j)	“Floor Area” means the area, expressed in square feet or such other unit as the Lessor may determine, of all floors and mezzanines of all storeys in each interior leasable space in the Building or any specified portion thereof, calculated by measuring from the exterior surfaces of the exterior walls and of all walls adjoining Common Facilities, from the centre line of party or demising walls separating two (2) or more interior leasable premises and from the lease line separating any interior leasable premises from other areas in the Building (as the case may be) where no wall exists, all without deduction or exclusion for any space occupied by or used for columns, stairs, elevators, escalators or other interior construction or equipment or for any storefront or doorway areas recessed from the lease line, and when used in respect of the Leased Premises means the area of all floors and mezzanines of all storeys in the Leased Premises, calculated as aforesaid.

(k)	“Governmental Requirements” means any and all applicable laws, rules, regulations, ordinances or orders of a municipality or other governmental authority.

(l)	“Gross Leaseable Area” of the Building or any specified portion thereof means the aggregate, from time to time, of the Floor Area of all interior leaseable areas in the Building or any specified portion thereof.

(m)	“High Volume Air Flow Area” means the portions of the Building which are served by a make-up air unit system.

(n)	Lands” means the lands described in Section 2.1(g).

(o)	“Leased Premises” means the portion of the Building comprising approximately 4,504 square feet of Floor Area as shown shaded in green on Schedule “A” attached hereto.

(p)	“Lessee” means the Party described in Section 2.1(b) and the successors and permitted assigns thereof.

(q)	“Lessor” means the Party described in Section 2.1(a) and the successors and assigns thereof.

(r)	“Notice” includes requests, demands, designations, statements or other writings in this Lease required or permitted to be given by the Lessor to the Lessee or by the Lessee to the Lessor and all writs, originating notices of motion, affidavits and any other ancillary documents in support of all legal proceedings.

(s)	“Operating Costs” means those operating costs associated with the Building and the Lands as described and set forth in Article 12.

(t)	“Other Areas” means the portion of the Buildings which are not High Volume Air Flow Areas.

(u)	“Parties” means the Lessor and Lessee and “Party” means either the Lessor or the Lessee as the context requires.

(v)	“Pre-Existing Lease” means the lease agreement entered into between the Lessor and the Lessee dated effective July 1, 2005, as amended from time to time, regarding the lease to the Lessee of other space in the Building and the MMC Building (as that term is defined in the Pre-existing Lease).

(w)	“Property Taxes” means all general, special, local improvement, school and water taxes, levies, rates and charges from time to time imposed against the Building and the Lands, or any part thereof, by municipal or other governmental authorities having jurisdiction, together with the costs of contesting or negotiating the same, but exclusive of income taxes, business taxes, place of business taxes, estate, inheritance, succession, capital levy or transfer tax. (Should it be found that due to changes in the method of levying or collection of any tax, levy, rate or charge to be imposed upon the Building or the Lands, or any part thereof, or should any new tax, levy, rate or charge be levied or imposed in lieu of or in addition to those contemplated by the above definition, the Lessor and the Lessee hereby agree to negotiate an amendment or new provision to this Lease as is necessary to deal with such tax, levy, rate or charge, in an equitable manner so as to obviate any injustice or inequity which shall have arisen and should the Lessor and the Lessee fail to agree on such amendment or new provision the same shall be settled by arbitration in accordance with the Arbitration Act.

(x)	“Proportionate Share” means:
(i)	in the case of Operating Costs (excluding natural gas costs) relating to the Building, the proportion that the Floor Area of the portion of the Leased Premises in the Building bears to the Gross Leaseable Area of the Building;

(ii)	in the case of natural gas costs comprised in Operating Costs, the Lessor’s Proportionate Share thereof shall be calculated separately from other Operating Costs for the Building on the basis of the general principle that High Volume Air Flow Areas in the Building consumes 2.5 times the amount of natural gas as an Other Areas in the Building; provided that it is acknowledged that the Lessor shall not be entitled to recover more than 100% of the natural gas costs incurred by it;

(iii)	in the case of Section 8.2(d) and Operating Costs relating to the Complex Common Facilities and the Lands, the sum of one thousand dollars ($1,000.00);
(y)	“Sales Tax” means the goods and services tax and any other sales tax, consumption tax, business transfer tax, value added tax or any similar tax or replacement tax imposed by the Government of Canada, or any provincial or municipal government to the extent that such tax is imposed on the Lessor or is required to be paid by or collected by the Lessor by reason of the supply of any goods or services by the Lessor to the Lessee, the Lands, the Building or the Leased Premises or any payments by the Lessee to the Lessor pursuant to any provision of this Lease.